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                                                                     EXHIBIT 2.1
                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made and entered into as of October 4, 2000 (the "Effective Date") by and between Summa Industries, a Delaware corporation (the "Company"), and the individuals and entities listed on EXHIBIT A attached hereto, who are all the shareholders and other holders of direct and indirect interests in or claims to the equity (individually, a "Shareholder" and collectively, "Shareholders") of Plastic Specialties, Inc., a California corporation ("PSI").

         WHEREAS, certain Shareholders are the sole record and beneficial owners of all of the issued and outstanding shares of capital stock of PSI, consisting of an aggregate of Five Hundred (500) shares of PSI common stock (the "Shares");

         WHEREAS, other Shareholders are the sole beneficial owners of all direct and indirect interests in or claims of any type to PSI equity, as such interests and claims are described on EXHIBIT A attached hereto (the "Other Interests"); and

         WHEREAS, Shareholders desire to sell to the Company, and the Company desires to purchase from Shareholders, all of the Shares and Other Interests on the terms, subject to the conditions and for the consideration hereinafter set forth (the "Purchase").

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                  THE PURCHASE

         1.1 PURCHASE AND SALE OF THE SHARES AND OTHER INTERESTS. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in SECTION 3.1 below), Shareholders will sell, assign, transfer and deliver to the Company or its designee the number of Shares listed after each Shareholder's name on EXHIBIT A attached hereto and the Other Interests described therein, and the Company will purchase from Shareholders, all of their right, title and interest in and to such Shares and Other Interests.

                                   ARTICLE II
                               THE PURCHASE PRICE

         2.1 PURCHASE PRICE. At the Closing, the Company shall cause to be paid and delivered to Shareholders Six Million Two Hundred Eighty Six Thousand Five Hundred Forty Nine Dollars ($6,286,549.00) in cash in the aggregate, payable to each Shareholder in the amount set forth after each Shareholder's name on EXHIBIT A attached hereto (the "Purchase Price").

         2.2     DEBT PREPAYMENT.

         (a) At the Closing, the Company shall, or as the sole shareholder of all the issued and outstanding equity of PSI shall cause PSI to, prepay in full (i) that certain promissory note in the original face amount of $1,770,875.00 (with current principal amount due not to exceed

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$750,000.00 and accrued interest), payable to former PSI shareholders Joseph J.
Ronell and Nery Ronell, dated March 31, 1997, and (ii) all amounts due by PSI to AmSouth Bank (formerly First American National Bank) under that certain loan agreement and deed of trust, security agreement and assignment of leases, each dated December 6, 1995, and that certain business loan agreement dated April 26, 2000.

         (b) Promptly after Closing, the Company, as the sole shareholder of all the issued and outstanding equity of PSI, shall cause PSI to prepay in full that certain promissory note due from PSI to The Ljubo and Darrellyn Rozsypal Family Trust U/D/T March 31, 1999 (the "Trust"), under which $2,113,451 is owed to the Trust as of March 31,2000 (the "Trust Note"), at which time that certain Stockholders' Agreement, dated April 7, 1978, as amended, between certain of the Shareholders and PSI shall automatically terminate.

                                   ARTICLE III
                                   THE CLOSING

         3.1 CLOSING. The Purchase shall be consummated at a closing (the "Closing") to be held at 10:00 a.m. Pacific Standard Time on October 5, 2000, or on such earlier or later date and time as may be mutually agreed by the parties (the "Closing Date") at the offices of Hahn & Hahn LLP, 301 E. Colorado Boulevard, Ninth Floor, Pasadena, California.

         3.2 DELIVERIES TO OR BETWEEN THE PARTIES. At the Closing the Company shall cause to be delivered to each Shareholder by wire transfer (to an account designated by them in writing to the Company not less than three (3) business days prior to the Closing) of immediately available funds such Shareholder's portion of the Purchase Price. At the Closing, each Shareholder shall deliver to the Company certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed thereto, or documents evidencing the transfer and/or cancellation of the Other Interests. In addition, at the Closing the Company and Shareholders shall deliver to and receive from each other all documents required to be delivered and received pursuant to ARTICLE VIII hereof (Conditions Precedent to Closing).

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Shareholders, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date the following:

         4.1 ORGANIZATION OF PSI. PSI is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has its principal place of business at 255 S. Seventh Avenue, City of Industry, California. A true and complete copy of the Articles of Incorporation of PSI and all amendments thereto certified by the Secretary of State of California, and a true and complete copy of the Bylaws of PSI, as amended, certified by the Secretary of PSI, will be delivered to the Company prior to the Closing. PSI is not qualified to do business in any jurisdictions other than California and Mississippi and its failure to be so qualified will not have a material adverse effect on its business, its prospects, its results of operations or its financial condition.

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         4.2     ORGANIZATION OF SUBSIDIARIES.

         (a)     PSI WEST. PSI West, Inc., a California corporation
("PSI West"), is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has its principal place of business at 255 S. Seventh Avenue, City of Industry, California. A true and complete copy of the Articles of Incorporation of PSI West and all amendments thereto certified by the Secretary of State of California, and a true and complete copy of the Bylaws of PSI West, as amended, certified by the Secretary of PSI West, will be delivered to the Company prior to the Closing. PSI West is not qualified to do business in any jurisdictions other than California and its failure to be so qualified will not have a material adverse effect on its business, its prospects, its results of operations or its financial condition.

         (b) PSI SOUTH. PSI South, Inc., a Mississippi corporation ("PSI South"), is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi, and has its principal place of business at 10630 Marina Drive, Olive Branch, Mississippi. A true and complete copy of the Articles of Incorporation of PSI South and all amendments thereto certified by the Secretary of State of Mississippi, and a true and complete copy of the Bylaws of PSI South, as amended, certified by the Secretary of PSI South, will be delivered to the Company prior to the Closing. Except as set forth on
SCHEDULE 4.2(b) hereto, PSI South is not qualified to do business in any jurisdictions other than Mississippi and its failure to be so qualified will not have a material adverse effect on its business, its prospects, its results of operations or its financial condition.

         4.3 OWNERSHIP OF SHARES AND OTHER INTERESTS; AUTHORITY. Each Shareholder owns, beneficially and of record, the Shares (or beneficially the Other Interests) set forth after each Shareholder's name on EXHIBIT A attached hereto, free and clear of all liens, pledges, charges, claims, equities, restrictions or encumbrances of any kind (collectively, "Liens") other than as disclosed on EXHIBIT A, and each Shareholder has and will have the full right, power, capacity and authority to enter into this Agreement and all related agreements and to sell, transfer and deliver the Shares and Other Interests to the Company at the Closing. This Agreement has been duly and validly executed and delivered by each Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of Shareholders, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity. Upon delivery of the Shares and Other Interests to the Company at the Closing and upon receipt by Shareholders of the Purchase Price, good and valid title to the Shares and Other Interests will pass to the Company free and clear of all Liens. Except as set forth on SCHEDULE 4.3 hereto, the sale by Shareholders of the Shares and Other Interests does not constitute a breach or violation of, or default under, any will, deed, trust, agreement or other instrument, whether written or oral, express or implied, by which either Shareholder is bound.

         4.4 OWNERSHIP OF SUBSIDIARY SHARES. PSI has good and valid title to all of the issued and outstanding shares of common stock of PSI South and PSI West, free and clear of all Liens (the "Subsidiary Shares"). (PSI South and PSI West are sometimes referred to herein individually as a "Subsidiary" and collectively as the "Subsidiaries".) Other than this Agreement, the Subsidiary Shares are not subject to any voting trust agreement or other contractual obligation restricting or otherwise relating to the voting, dividend rights, ownership or disposition of the Subsidiary Shares. The certificates representing the Subsidiary Shares to be delivered at the Closing will constitute all of the outstanding Subsidiary Shares.

         4.5 AUTHORIZED CAPITAL OF PSI. PSI has an authorized capital of 2,500 shares of common stock, no par value, of which Five Hundred (500) shares were duly authorized and validly issued and are outstanding, fully paid and nonassessable, all of which are held of record and beneficially by Shareholders in the respective amounts set forth on EXHIBIT A attached hereto. Other than the Other Interests, there are no (i) outstanding stock options, warrants, privileges or rights of any kind to purchase or subscribe for any capital stock or other equity of PSI, (ii) obligations or securities convertible into or exchangeable for capital stock or other equity of PSI, (iii) agreements providing for or relating to any options, warrants, privileges, rights, convertible obligations or securities to which PSI is a party, (iv) voting trust agreements or other contractual obligations restricting or otherwise relating to the voting, dividend rights, ownership or disposition of any capital stock or other equity of PSI, or (v) any agreements by PSI to issue, sell, or acquire any of its capital stock or other equity.

         4.6     AUTHORIZED CAPITAL OF SUBSIDIARIES.

         (a) PSI WEST. PSI has an authorized capital of 5,000 shares of common stock, no par value, of which one hundred (100) shares were duly authorized and validly issued and are outstanding, fully paid and nonassessable, all of which are held of record and beneficially by PSI. There are no (i) outstanding stock options, warrants, privileges or rights of any kind to purchase or subscribe for any capital stock or other equity of PSI West, (ii) obligations or securities convertible into or exchangeable for capital stock or other equity of PSI West, (iii) agreements providing for or relating to any options, warrants, privileges, rights, convertible obligations or securities to which PSI West is a party, (iv) voting trust agreements or other contractual obligations restricting or otherwise relating to the voting, dividend rights, ownership or disposition of any capital stock or other equity of PSI West, or
(v) any agreements by PSI to issue, sell, or acquire any of its capital stock or other equity.

         (b) PSI SOUTH. Except as set forth in SCHEDULE 4.6(b), PSI South has an authorized capital of 1,000 shares of common stock, no par value, of which one hundred (100) shares were duly authorized and validly issued and are outstanding, fully paid and nonassessable, all of which are held of record and beneficially by PSI. There are no (i) outstanding stock options, warrants, privileges or rights of any kind to purchase or subscribe for any capital stock or other equity of PSI South, (ii) obligations or securities convertible into or exchangeable for capital stock or other equity of PSI South, (iii) agreements providing for or relating to any options, warrants, privileges, rights, convertible obligations or securities to which PSI South is a party, (iv) voting trust agreements or other contractual obligations restricting or otherwise relating to the voting, dividend rights, ownership or disposition of any capital stock or other equity of PSI South, or (v) any agreements by PSI South to issue, sell, or acquire any of its capital stock or other equity.

         4.7 NO OTHER EQUITY INTERESTS. Except as set forth on SCHEDULE 4.7 hereto, other than its ownership of the Subsidiary Shares, PSI previously has had and currently has no investments, directly or indirectly, or other financial interests in any other corporation or business organization, joint venture or partnership of any kind whatsoever. Neither Subsidiary has previously or currently has any investments, directly or indirectly, or other financial interests in


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any other corporation or business organization, joint venture or partnership of any kind whatsoever.

         4.8     NO BREACH OR DEFAULT; CONSENTS AND APPROVALS.

         (a) NO BREACH OR DEFAULT. Except as set forth on SCHEDULE 4.8 hereto, The execution and delivery by Shareholders of this Agreement and other documents referenced herein to which any Shareholder, PSI or any Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in or constitute any of the following: (i) a default or an event that, with the giving of notice or lapse of time, or both, would be a default, breach or violation of any contractual obligation or agreement of any Shareholder, PSI or any Subsidiary or the Articles of Incorporation or Bylaws of PSI or any Subsidiary, (ii) an event that would permit any party to terminate any contract, agreement or understanding or to accelerate the maturity of any indebtedness or other obligation of any Shareholder, PSI or any Subsidiary,
(iii) the creation or imposition of any lien or other obligation of any type on any of the properties of any Shareholder, PSI or any Subsidiary, or (iv) a violation of any order, writ, injunction, decree, statute, rule or regulation applicable to any Shareholder, PSI or any Subsidiary, all except to the extent that any such matter or item would not have a material adverse effect on PSI or its Subsidiaries or the ability of the Shareholders to execute, deliver and perform this Agreement.

         (b) CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 4.8 hereto, no authorization, consent or approval of any governmental authority or any third party is necessary or required for the consummation by Shareholders of the transactions contemplated by this Agreement and the other documents referenced herein to which any will be a party, including consents and approvals necessary or required by PSI and/or the Subsidiaries, except to the extent that any such matter or item would not have a material adverse effect on PSI or its Subsidiaries or the ability of the Shareholders to execute, deliver and perform this Agreement.

         4.9 PERMITS. Except to the extent that any such matter or item would not have a material adverse effect on PSI or its Subsidiaries, and except as set forth on SCHEDULE 4.9 hereto, PSI and each Subsidiary holds all permits, licenses, franchises, certificates and authorizations that are required by any governmental agency to permit it to conduct its business as now conducted and as previously conducted by it, and all such permits, licenses, franchises, certificates and authorizations are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. No suspension, cancellation or termination of any of such permits, licenses, franchises, certificates and authorizations is pending or, to the Knowledge of the Shareholders, threatened or imminent.

         4.10    FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

         (a) FINANCIAL STATEMENTS. Shareholders have caused PSI to furnish to the Company audited consolidated balance sheets of PSI and its Subsidiaries as of March 31, 2000, 1999 and 1998 and related consolidated statements of income and retained earnings and cash flows for the three years in the period ended March 31, 2000, and its unaudited consolidated balance sheet (the "Balance Sheet") as of, and unaudited consolidated statements of income and retained earnings and cash flows for the five-months in the period ended August 31, 2000 (collectively, the "Financial Statements"), as such Financial Statements are attached to SCHEDULE 4.10 hereto. Except as set forth on SCHEDULE 4.10, the Financial Statements fairly present the consolidated financial condition of PSI as of the respective dates indicated, and the consolidated results of its operations for the respective periods indicated, and were prepared in accordance with generally accepted accounting principles consistently applied, except for (i) the absence of complete footnotes, (ii) the use of Modified Accelerated Cost Recovery System depreciation on machinery, equipment and tooling, and (iii) as otherwise stated within the Financial Statements.

         (b) UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 4.10, PSI and its Subsidiaries have no indebtedness, obligations or liabilities, whether accrued, absolute, contingent or otherwise and whether due or to become due, known or unknown, including without limitation tax liabilities due or to become due, as of date of the Balance Sheet, which are not reflected or adequately reserved for in the Balance Sheet. From the date of the Balance Sheet until Closing, other than in the ordinary course of business, PSI and its Subsidiaries will not incur or become obligated to pay for any such indebtedness, obligations or liabilities.

         4.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Balance Sheet, (i) PSI and its Subsidiaries have conducted their businesses only in, and since such date, have not engaged in any transaction other than according to, the ordinary and usual course of such business, and, (ii) except as set forth in SCHEDULE 4.11, there has not been (a) any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, properties or results of operations of PSI or any Subsidiary (a "Material Adverse Change"); (b) any material change in accounting principles, practices or methods; (c) any labor dispute which may result in any Material Adverse Change, and to the Knowledge of Shareholders, PSI and the Subsidiaries, no such dispute is now threatened; (d) any asset material to the businesses sold or disposed of (except inventory sold in the ordinary course of business), or any material asset mortgaged, pledged or subjected to any lien, charge or other encumbrance; (e) any increase in excess of $5,000, individually or in the aggregate, in the compensation payable or which could become payable to employees, distributors, dealers or sales representatives of the businesses; (f) any amendment of any employee benefit plan; (g) any additional indebtedness incurred with respect to the businesses;
(h) any loan made or agreed to be made by PSI or any Subsidiary with respect to the businesses, nor has PSI or any Subsidiary become liable or agreed to become liable as a guarantor with respect to any such loan; or (i) any waiver by PSI or any Subsidiary of any right or rights of material value related to the businesses. Neither any Shareholder nor PSI nor any Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in SECTION 7.2 (Conduct of Business) below.

         4.12    TAXES.  Except as set forth in SCHEDULE 4.12:

         (a) PSI and the Subsidiaries ("Filers") have timely filed all returns, declarations, reports, or information returns or statements relating to Taxes (as defined below) with respect to their businesses, including any schedule or attachment thereto and including any amendment thereof ("Tax Returns") that are required to be filed under federal, state, local or foreign law as of the date of this Agreement. All such Tax Returns were complete in all material respects. All Taxes owed by Filers with respect to their businesses (whether or not shown on any of said Tax Returns) have been paid for all periods for which Tax Returns have been filed. Neither PSI nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No outstanding claim has been made by any authority in a jurisdiction where Filers do not file Tax Returns that PSI or any Subsidiary may be subject to taxation by that jurisdiction.

         (b) PSI and each Subsidiary have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

         (c) There is no dispute or claim concerning any Tax liability relating in any manner to PSI or any Subsidiary either (i) claimed or raised by any authority or (ii) as to which any Shareholders, PSI or any Subsidiary have Knowledge based upon personal contact or correspondence with any agent of such authority. Shareholders have caused PSI and each subsidiary to provide to the Company all federal, state, local and foreign Tax Returns filed with respect to their businesses for the last five (5) years, and has disclosed to the Company those of such Tax Returns, if any, that have been audited, and those of such Tax Returns, if any, that currently are the subject of audit. Shareholders have caused PSI and each subsidiary to deliver correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by PSI or any Subsidiary for the last five (5) years.

         (d) Neither PSI nor any Subsidiary has waived in writing any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency pertaining to it, which waiver or extension is still in effect. Neither PSI nor any Subsidiary has received notice or become aware of any pending increase in real or personal property taxes applicable to their businesses. All of the Tax information set forth in the financial records of PSI and its Subsidiaries relating to Tax matters is true and complete in all material respects.

         (e) For purposes of this Agreement, "Tax" or "Taxes" means any federal, state, county, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         4.13 ASSETS OTHER THAN REAL PROPERTY INTERESTS. Except for (a) property acquired and disposed of in the ordinary course of business since the date of the Balance Sheet, and (b) all property not required by GAAP to be reflected on the Financial Statements, set forth in SCHEDULE 4.13 is a complete list of all items of tangible personal property (including without limitation all items of tooling) owned, leased or otherwise used by PSI and its Subsidiaries in the current conduct of its business, wherever located, where the original cost was in excess of $1,000.00, and the original cost, location and ownership or lease of each such asset is indicated on the Schedule. Except as set forth in SCHEDULE 4.13, PSI and its Subsidiaries have, and at the Closing Date will have, good and marketable title to, or in the case of leased equipment a valid leasehold interest in, and are in the possession of, all such items of personal property owned or leased by them, free and clear of all Liens, title defects, mortgages, pledges, security interests, conditional sales agreements, restrictions or encumbrances whatsoever. Included in SCHEDULE 4.13 is a list of all outstanding equipment leases and maintenance agreements to which PSI or any Subsidiary is a party as lessee and which individually provide for future lease payments in excess of $1,000 per month, with the identities of the other parties to all such leases and agreements shown thereon. All leases of tangible personal property to which PSI or any Subsidiary is a party and which are material to the business of PSI or such Subsidiary are fully effective in accordance with their respective terms, and there exists no material default on the part of PSI or any Subsidiary or termination thereof, except as may be set forth in SCHEDULE 4.13. Each item of capital equipment reflected in the Balance Sheet which is used in the current conduct of PSI's or any Subsidiary's business is in good operating and usable condition and repair, ordinary wear and tear excepted, has been properly maintained, is suitable for use in the ordinary course of business and conforms with all applicable ordinances, regulations and other laws in all material respects.

         4.14 REAL PROPERTY. Set forth in SCHEDULE 4.14 is a complete and accurate description of each parcel of real property owned by and/or leased or occupied by PSI or any Subsidiary, including any easements, covenants, rights-of-way or similar restrictions (collectively the "Real Property"), and, except as set forth in SCHEDULE 4.14, neither PSI nor any Subsidiary leases, subleases, owns nor occupies any other real property nor is any other real property used in or related to their businesses. Except as indicated in SCHEDULE 4.14:

         (a) PSI and each Subsidiary has, and at the Closing Date will have, good and marketable fee simple absolute title in and to all Real Property owned by it, free and clear of all Liens, title defects, mortgages, pledges, security interests, easements, conditional sales agreements, transfer restrictions and other restrictions or encumbrances of any kind whatsoever, except as set forth on SCHEDULE 4.14, and except for (i) liens for all applicable taxes which are not yet payable, (ii) easements for the erection and maintenance of public utilities, (iii) secured indebtedness reflected on the Financial Statements, and
(iv) minor encumbrances which are not material in amount and zoning laws and other land use restrictions that do not materially detract from the present or intended use of the Real Property;

         (b) PSI and each Subsidiary has, and at the Closing Date will have, good and valid title to the leasehold estates in all leased Real Property, free and clear of all Liens, easements, covenants, rights-of-way, transfer restrictions and other restrictions of any nature whatsoever;

         (c) Each of the buildings and all roofs, fixtures and improvements located on the Real Property are in good operating condition, ordinary wear and tear excepted, and have been properly maintained and repaired as necessary;

         (d) Neither PSI nor any Subsidiary has received any notice, nor is it aware, that any of the buildings, structures or other improvements erected on the Real Property, or the present use thereof, (i) do not conform in all respects with all applicable zoning and building laws (or does not constitute a legal nonconforming use), ordinances, regulations or other laws and applicable deed restrictions, or (ii) encroach on property of others;

         (e) Neither PSI nor any Subsidiary has received any written or oral notice of any pending (i) change of such zoning and building laws, ordinances, regulations or other laws affecting any of such properties, or (ii) partial or full condemnation of any such properties; and

         (f) Neither PSI nor any Subsidiary has received any notice from any municipal body or other public authority requiring work to be done or improvements to be made upon any of the Real Property and has no Knowledge of the enactment or adoption of any ordinance or resolution by any such body or authority authorizing work or improvements for which any of the Real Property may be assessed.

         4.15    INTELLECTUAL PROPERTY.

         (a) Except as set forth in SCHEDULE 4.15, PSI and its Subsidiaries do not have any right, title or interest in any Intellectual Property (as defined below) and no such Intellectual Property is necessary for or used in their businesses as now conducted. With respect to registered patents and trademarks, SCHEDULE 4.15 contains a list of all jurisdictions in which such patents and trademarks are registered or applied for and all registration and application numbers.

         (b) "Intellectual Property" includes United States and foreign inventions, invention disclosures, patents, inventors' certificates, utility models, trademarks, service marks, trade names, service names, copyrights, mask work registrations, trade secrets (including processes and software programs), registrations and applications therefor and works in progress, and past, present and future causes of action and remedies therefor, and customer lists.

         (c) PSI and its Subsidiaries own or have the unrestricted perpetual right to use, free and clear of any rights of others and without payment to any other party, the Intellectual Property listed on SCHEDULE 4.15, and the consummation of the transactions contemplated hereby will not alter or impair any such items nor the right of their businesses to use such items.

         (d) Neither PSI nor any Subsidiary has received any communications alleging that it has violated any other person's Intellectual Property rights or has engaged in unfair competition against any such person. To the Knowledge of Shareholders, PSI and its Subsidiaries, neither PSI nor any Subsidiary infringes or misappropriates any third party's Intellectual Property rights and none have any liability for any past infringement or misappropriation. No dispute or disagreement involving PSI or any Subsidiary exists or is, to the Knowledge of Shareholders, PSI and its Subsidiaries, threatened with regard to any third party's Intellectual Property rights, including any allegation of Intellectual Property infringement or misappropriation or of any breach or default of an Intellectual Property license or similar agreement. There exists no dispute regarding the ownership of or unrestricted right to use the following names in any jurisdiction: Plastic Specialties, Inc., PSI, PSI West and PSI South.

         (e) To the Knowledge of Shareholders, PSI and its Subsidiaries, (i) no third party is now infringing or misappropriating any Intellectual Property rights of PSI or its Subsidiaries or their businesses, and (ii) there has not been any past such infringement or misappropriation.

         4.16 CONTRACTS. PSI and its Subsidiaries have no contract, agreement, obligation or commitment, written or oral, expressed or implied, which involves a commitment or liability in excess of $10,000 or is for a term of more than one year or whose terms do not permit cancellation without liability on thirty (30) days' notice or less (other than obligations which are included in accounts payable), and no union contracts, employee or consultant contracts, loan, credit or other financing agreements, inventory flooring arrangements, debtor or creditor arrangements, security agreements, licenses, franchise, manufacturing, distributorship or dealership agreements, leases, or bonus, health or stock option plans, except for those described in SCHEDULE 4.16, copies of all of which have been delivered to the Company prior to the execution hereof. To Shareholders' Knowledge, as of the date hereof, there exists no circumstances which would affect the validity or enforceability of any such contracts and other agreements in accordance with their respective terms. PSI and its Subsidiaries have performed and complied in all material respects with all obligations required to be performed by them to date under, and are not in default (without giving effect to any required notice or grace period) under, or in breach of, the terms, conditions or provisions of any of such contracts and other agreements. Except for consents to assignment required as set forth on
SCHEDULE 4.8, the validity and enforceability of every contract and other agreement described herein has not been and shall not in any manner be affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither PSI nor any Subsidiary has any contract, agreement, obligation or commitment which requires or will require future expenditures (including internal costs and overhead) in excess of reasonably anticipated receipts, nor which, to Shareholders' Knowledge, is likely to be adverse to their businesses, assets or condition (financial and otherwise).

         4.17 ACCOUNTS RECEIVABLE. The accounts receivable reflected in the Balance Sheet constituted all accounts receivable of PSI and its Subsidiaries as of the date thereof, other than accounts receivable fully written off as uncollectible as of such date in accordance with consistently applied prior practice. All such accounts receivable arose from valid sales made (as opposed to consignments) or services rendered in the ordinary course of business, and are not subject to any return privileges, set-offs or counterclaims. Except as disclosed on SCHEDULE 4.17, such accounts receivable have been collected in full since the date of the Balance Sheet or are collectible at their full respective amounts (net of allowance for doubtful accounts established in accordance with consistently applied prior practice). All accounts receivable created after the date of the Balance Sheet up to the Closing will arise from valid transactions in the ordinary course of business, and will be valid, binding and legally enforceable obligations at their full respective amounts (net of the allowance for doubtful accounts established with consistently applied prior practice). The "allowance for doubtful accounts" shown on the Balance Sheet is sufficient to cover all doubtful accounts resulting from the accounts receivable set forth in the Balance Sheet. The Company agrees that it will use due diligence and reasonable efforts to collect the accounts receivable existing as of the Closing, short of filing litigation. Payments received from a customer on accounts receivable where such customer had a balance at Closing will first be applied against old undisputed balance(s). In the event the Company is to be indemnified for uncollectible accounts receivable over and above the allowance for doubtful accounts existing immediately prior to Closing, the uncollectible accounts will be assigned to Shareholders at no additional consideration or cost to Shareholders so that Shareholders may pursue the same.

         4.18 INVENTORIES. PSI and its Subsidiaries have good and marketable title to all of their inventories of raw materials, work-in-process and finished goods, including models and samples, free and clear of all Liens, security interests, liens, claims, restrictions and encumbrances of any nature whatsoever. Except as set forth on SCHEDULE 4.18, all such inventories consist of items that are usable and saleable in the ordinary course of business for an amount at least equal to the book value thereto, plus the costs of disposition thereof, and represent quantities, individually and in the aggregate, not in excess of six (6) month's requirements for their businesses as currently conducted. The Company acknowledges that a portion of the inventory is first generation re-grind that is valued at the cost of virgin resin.

         4.19 LITIGATION. Except as set forth in SCHEDULE 4.19, there are no actions, suits or proceedings pending or threatened against or affecting PSI, and/or any Subsidiary or any Shareholder (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers, directors or Shareholders in connection with the businesses, operations or affairs of PSI and its Subsidiaries, and Shareholders, PSI and its Subsidiaries know of no facts which given the passage of time are likely to result in any such an action, suit or proceeding. Except as set forth in SCHEDULE 4.19, neither Shareholders nor PSI nor any of its Subsidiaries have, during the past five (5) years, been threatened with any action, suit, proceedings or claim (including actions, suits, proceedings or claims where its liabilities may be adequately covered by insurance), including, without limitation, claims of personal injuries allegedly attributable to products sold or services performed by PSI or any of its Subsidiaries asserting a particular defect or hazardous property in any of their products, services or business practices or methods, nor have Shareholders, PSI or any Subsidiary been a party to or threatened with proceedings brought by or before any federal or state agency; and Shareholders, PSI and the Subsidiaries have no Knowledge of any defect or hazardous property, claimed or actual, in any such product, service, business practice or method. Neither Shareholders nor PSI nor any Subsidiary is subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and none have made an assignment for the benefit of creditors.

         4.20    ENVIRONMENTAL MATTERS.

         (a)     Except as set forth in SCHEDULE 4.20:

         (i) PSI and each Subsidiary has complied in all material respects with all applicable Environmental Laws, or has fully cured any violations (as such violations and cures are described in SCHEDULE 4.20);

         (ii) All Property (including soils, groundwater, surface water, buildings or other structures) is not contaminated with any Hazardous Substances that may subject PSI, any Subsidiary or the Company to liability under any Environmental Law. PSI has not created, caused or contributed to any contamination by any Hazardous Substance that may subject PSI, any Subsidiary or the Company to liability under any Environmental Law;

         (iii) All properties formerly owned or operated by PSI or any Subsidiary were not contaminated with Hazardous Substances during the period of ownership or operation by PSI or such Subsidiary that may subject PSI, any Subsidiary or the Company to liability under any Environmental Law;

         (iv) Neither PSI nor any Subsidiary are subject to liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property;

         (v) Neither PSI nor any Subsidiary nor their officers, employees, agents or invitees have created, caused or contributed in any manner to any release or threat of release of any Hazardous Substance that may subject PSI, any Subsidiary or the Company to liability under any Environmental Law;

         (vi) Neither PSI nor any Subsidiary have received any notice, demand, letter, claim or request for information alleging that PSI or any Subsidiary may be in violation of, or liable under, any Environmental Law;

         (vii) Neither PSI nor any Subsidiary are subject to any orders, decrees, injunctions or other arrangements with any governmental entity, nor is PSI or any Subsidiary a party to any agreement or contract, nor has PSI or any Subsidiary taken any action or failed to take any action, which would obligate it to indemnify any third party relating to liability under any Environmental Law or relating to Hazardous Substances;

         (viii) There are no circumstances or conditions that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any of the Property pursuant to any Environmental Law; and

         (ix) The Property does not contain any underground storage tanks, asbestos-containing material, lead-based products or polychlorinated biphenyls.

         (b) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (1) the protection, investigation, remediation or restoration of the environment or natural resources, (2) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance; or (3) any injury or threat of injury to persons or property caused by those items set forth in (1) and/or (2) above.

         (c) "Hazardous Substance" means any substance, material or waste that is: (1) listed, classified or regulated in any concentration pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance, material or waste which may be the subject of regulatory action by any governmental entity pursuant to any Environmental Law.

         (d) "Property" means any real property and improvements owned, leased, used, operated or occupied by PSI or any Subsidiary.

         4.21 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.21, PSI and its Subsidiaries have complied in all material respects with, and are complying with, all applicable laws, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority relating to the operation and conduct of the property and businesses of PSI and the Subsidiaries, and there are no material violations of any such law, order, rule or regulation existing or threatened. Neither PSI nor any Subsidiary has received any oral or written notices of violation of any applicable zoning regulation or order, or other law, order, regulation or requirement relating to the operation of their businesses or to their properties.

         4.22 INSURANCE. PSI and its Subsidiaries maintain insurance with reputable insurance companies on such of their equipment, tools, machinery, inventory and properties that PSI's insurance broker has advised are of the types and in the amounts as are usually insured by companies similarly situated in the same geographic location and to the extent customarily insured, and maintain products and personal liability insurance, worker's compensation, and such other insurance against hazards, risks and liability to persons and property as is customary for companies similarly situated in the same geographic location. A true and complete listing and general description of each insurance policy as currently in force, including all policies of life, group medical and/or dental insurance, is set forth in SCHEDULE 4.22, copies of all of which have previously been made available to the Company. Such policies will be in full force and effect through the Closing Date and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past five (5) years. Neither PSI nor any

Subsidiary is in default under any of such policies or binders and has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion.

         4.23    EMPLOYEE AND LABOR MATTERS.

         (a) EMPLOYEE. No shareholder, director, officer or employee of PSI or any Subsidiary is presently a party to any transaction, contract or arrangement with PSI or any Subsidiary, including without limitation any contract, loan or other agreement or arrangement providing for the furnishing of services by, the rental of real or personal property from or to, or otherwise requiring loans or payments to, any such shareholder, director, officer or employee, or to any member of the family of any of the foregoing, or to Shareholders' Knowledge, to any corporation, partnership, trust or other entity in which any shareholder, director, officer or employee or any member of the family of any of them has a substantial interest or is an officer, director, trustee, partner or employee. There is set forth in SCHEDULE 4.23 a list showing
(i) the name, title, date and amount of last compensation increase, and aggregate compensation, including amounts paid or accrued pursuant to any bonus, pension, profit sharing, commission, deferred compensation or other plans or arrangements in effect as of the date of this Agreement, of each officer or employee of PSI and/or its Subsidiaries whose salary and other compensation, in the aggregate, received or accrued is at an annual rate (or aggregated for the most recently completed fiscal year) in excess of $40,000, as well as any employment and/or severance agreements relating to any such persons; (ii) a description of any and all bonus, pension, profit sharing, commission, deferred compensation or other plans or arrangements in effect for any employees as of the date of this Agreement; (iii) a description of any noncompetition or similar agreements to which PSI, any Subsidiary, or any shareholder, director, officer or employee of PSI or a Subsidiary is a party; (iv) all powers of attorney from PSI and/or any Subsidiary to any person or entity; and (v) the name of each person or entity authorized to borrow money or incur or guarantee indebtedness on behalf of PSI and/or any Subsidiary. PSI has delivered to the Company copies of all written personnel policies, including without limitation vacation, severance, bonus, profit sharing and commission policies, applicable to any PSI and Subsidiary employees. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, shall create any obligation or liability on the part of PSI or any Subsidiary under any bonus, profit sharing, deferred compensation or other plan or arrangement in effect as of the date of this Agreement and the Closing Date. To the Knowledge of Shareholders, except as set forth on SCHEDULE 4.23, no officer or employee of PSI or any Subsidiary has indicated his or her intention to leave employment with PSI or any Subsidiary.

         (b) LABOR. None of the facilities or operations of PSI and its Subsidiaries has been the subject of any strike, work stoppage, boycott, union organizational effort, unfair labor practice charge or employment discrimination charge; and no such action is pending or, to the Knowledge of Shareholders, threatened.

         4.24    ERISA PLANS.

         (a) Each employee pension benefit plan, program, agreement or arrangement maintained or contributed to by PSI or any Subsidiary and related in any manner to their businesses ("Plan") which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is set forth on
SCHEDULE 4.24 and such Plan(s) conform in all material respects to all applicable federal laws; no liability under ERISA or the Internal Revenue Code of 1986, as amended, has been or prior to Closing will be incurred by PSI, any Subsidiary or the Company with respect to any Plan (other than for benefits under such Plan); full payment has been made of all amounts required to have paid as contributions to such Plan(s) prior to Closing; the cost of providing all retirement and post-termination benefits has been properly accrued and is reflected in the Financial Statements in accordance with GAAP, including without limitation, Statements of Financial Accounting Standards 87, 106 and 112; there is not in the aggregate any accumulated funding deficiency with respect to such Plan(s); and the current value of accrued benefits of each such Plan(s) does not exceed the current value of such Plans' assets.

         (b) Shareholders have caused PSI to provide the Company with copies of the following documents relating to Plans, or any other plan terminated by PSI or any Subsidiary during its existence, which are subject to ERISA: (i) copies of the plan documents and all amendments relating thereto; (ii) the most recent Form 5500 filed with respect to such plans, including all schedules and attachments relating thereto; (iii) where applicable, the most recent determination letters received with respect thereto from the Internal Revenue Service; (iv) the most recent financial statements and actuarial reports, where applicable, prepared with respect to such plans; and (v) copies of all correspondence with the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor, or any other governmental agency regarding any pending dispute or any pending or threatened audit or investigation relating to any such plan.

         4.25 WARRANTIES; PRODUCT RETURNS. Except as described in SCHEDULE 4.25, PSI and its Subsidiaries do not offer any express warranties for their products and services. Warranty reserves reflected in the Financial Statements are and shall be adequate to cover all pending warranty claims, whether known or unknown. Except where: (i) PSI or a Subsidiary has a contractual right of return and full refund with the suppliers of such products; (ii) the terms of routine sales documentation (which contain provision for a restocking charge upon return); and (iii) items which cannot be resold on PSI premises in the "Demo" section thereof, PSI and its Subsidiaries do not currently hold inventory, nor are they obligated to take back into inventory, products having an aggregate cost to PSI and its Subsidiaries of more than five thousand dollars ($5,000.00). In the past five (5) years, none of the products manufactured by PSI and its Subsidiaries have been subject to recall.

         4.26 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS. Except as set forth on SCHEDULE 4.26, no present customer or supplier to PSI and/or any Subsidiary has indicated to PSI and/or any Subsidiary an intention to terminate or adversely alter its existing business relationship therewith, and PSI and each Subsidiary has no reason to believe that any of the present customers of or suppliers to PSI and its Subsidiaries intends to do so.

         4.27 BANK ACCOUNTS. All bank and savings accounts, and other accounts at similar financial institutions, of PSI and its Subsidiaries are listed in SCHEDULE 4.27, and a list of all authorized signatories to each such account is set forth therein.

         4.28 MINUTE BOOKS. The minute books of PSI and the Subsidiaries accurately reflect all actions and proceedings taken to date by shareholders and by the Boards of Directors of such entities, and such minute books contain true and complete copies of the Articles of Incorporation and Bylaws of such entities and all related amendments.

         4.29 BROKERAGE. Neither any Shareholder nor PSI nor any Subsidiary has any obligation to any person or entity for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement.

         4.30 THIRD PARTY BENEFITS. Neither Shareholders nor any other related third party has provided, directly or indirectly, any benefit, service, good or product to the businesses of PSI and its Subsidiaries other than as has been fully and fairly allocated to such businesses and expensed by such entities at fair value in the cost of sales or selling, general and administrative sections of their income statements.

         4.31 DISCLOSURE; KNOWLEDGE. Neither this Agreement nor any certificate, exhibit or other written document or statement required to be furnished by this Agreement, furnished to the Company by or on behalf of any Shareholder, PSI or any Subsidiary in connection with the transactions contemplated by this Agreement contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to be stated in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. Neither any Shareholder nor PSI nor any Subsidiary has any Knowledge of any fact which has not been disclosed in writing to the Company which may reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or other), and/or results of operations of PSI and its Subsidiaries or the ability of any Shareholder or PSI or any Subsidiary to perform all of the obligations to be performed under this Agreement and/or the obligations under any other agreement between the Company and Shareholders or PSI or any Subsidiary to be entered into pursuant to any provision of this Agreement. As used in this Agreement, "Knowledge" means, with respect to an entity, such knowledge as would be obtained after reasonable inquiry by the officers of that entity and, with respect to an individual, such knowledge as would be obtained by that individual after reasonable inquiry.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Shareholders as of the date hereof and as of the Closing Date the following:

         5.1 ORGANIZATION; AUTHORITY. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware, has all of the corporate powers and authority necessary to carry on the business it now conducts, and has the power and authority to purchase the Shares and Other Interests from Shareholders on the terms, conditions and for the Purchase Price set forth herein. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Shareholders, this Agreement constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

         5.2 AVAILABILITY OF FUNDS. The Company has a commitment as to the availability of all funds necessary to consummate the transactions contemplated hereby.

         5.3 LITIGATION. There are no actions, suits or proceedings pending or, to the Company's knowledge, threatened against or affecting the Company (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the stockholders, officers or directors of the Company in connection with the business, operations or affairs of the Company, which could reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby. The Company is not subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and has not made an assignment for the benefit of creditors.

         5.4 BROKERAGE. The Company has no obligation to any person or entity for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI
                                MUTUAL COVENANTS

         6.1 CONFIDENTIALITY. The parties hereto acknowledge the continuing existence and enforceability of that certain Secrecy Agreement dated August 1, 2000 between the Company and PSI (the "Secrecy Agreement"). Shareholders each agree to be bound by the Secrecy Agreement in the same manner as PSI as if they were parties thereto. The Secrecy Agreement shall survive the Closing or abandonment of the Purchase provided for in this Agreement for its original term. From and after the Closing, the Secrecy Agreement shall be deemed to require each Shareholder to keep confidential and not use all Confidential Information relating to PSI as well as the Company. In addition, the parties hereto agree that no party shall, without the prior written consent of the others as to substance, existence and timing, disclose publicly or to any third party (except such party's professional advisors) the existence of this Agreement or the terms and conditions hereof, or any prior correspondence or any subsequent negotiations between the parties, including any confidential information obtained thereby, except to the extent required by law or as may be required in connection with the due diligence or financing of the proposed transaction. The parties will agree in advance on any and all public statements and releases with respect to this Agreement and the transactions contemplated hereby. From the date hereof until the Closing, neither any Shareholder, PSI, any Subsidiary, nor any representatives thereof shall purchase, directly or indirectly, in the public marketplace or otherwise, any of the Company's securities.

         6.2 CONSENTS; BEST EFFORTS. Each of the parties shall use best efforts to obtain any and all necessary permits, approvals, qualifications, consents or authorizations from third parties and governmental authorities which are required to be obtained prior to the Closing Date, and shall use best efforts to make or complete all filings, proceedings and waiting periods required to be made or completed prior to the Closing Date.

         6.3 NO EQUITABLE CONVERSION. Prior to the Closing Date, neither the execution of this Agreement nor the performance of any provision contained herein shall cause either the Company, on the one hand, or PSI and its Subsidiaries, on the other hand, to be or become liable for or in respect of the operations or business of the other, for the cost of any labor or materials furnished to or purchased by the other, for compliance with any laws, requirements or regulations of, or taxes, assessments or other charges now or hereafter due to, any governmental authority, or for any other charges or expenses whatsoever pertaining to the conduct of the business or the ownership, title, possession, use or occupancy of the property of the other.

         6.4 RETENTION OF RECORDS; ACCESS. From and after the Closing, the Company shall cause PSI and its Subsidiaries to retain copies of material corporate documents such as articles of incorporation, bylaws, minutes and similar documents for at least seven years after Closing, and shall cause PSI and its Subsidiaries to retain all other material records for the time periods designated in the Company's policies and procedures of subsidiary record retention. Upon reasonable prior notice, Shareholders shall, at their expense, have the right to reasonable access to such documents and records for the sole purposes of (a) responding to a tax audit(s), and (b) preparing or responding to a claim for indemnification made or to be made under this Agreement.

                                   ARTICLE VII
                            COVENANTS OF SHAREHOLDERS

         7.1 ACCESS TO PROPERTIES AND RECORDS. Until the Closing or abandonment hereof, Shareholders shall cause PSI and its Subsidiaries to give the Company and its authorized representatives full access, during reasonable business hours, in such a manner as to not unduly disrupt normal business activities, to any and all of their premises, properties, contracts, books, records and affairs, and will cause their officers to furnish any and all data and information pertaining to their businesses that the Company may from time to time reasonably require, excepting customer lists, supplier lists and pricing information. Shareholders shall cause PSI to make its customer lists, supplier lists and pricing information available to the Company after the Company has substantially completed all other due diligence and has confirmed in writing that (a) based on the due diligence performed up to such time, the Company intends to proceed with the transactions contemplated hereby, and (b) the Company has available at such time any necessary financing for the Purchase. If the transactions contemplated hereby are not consummated, the Company will return or destroy all documents (and copies thereof) obtained pursuant to this Agreement or the Secrecy Agreement.

         7.2 CONDUCT OF BUSINESS. Until the Closing or prior abandonment hereof, unless Shareholders shall have first obtained the Company's written consent, which consent will not be unreasonably withheld, Shareholders shall cause PSI and its Subsidiaries (a) to conduct their businesses only in the ordinary course as presently conducted, (b) to maintain their books and records in accordance with existing practices, (c) to not pay dividends, royalties or other distributions, (d) to not hire additional employees of senior management nor become obligated for additional material rental payments, (e) to not modify the compensation or benefits paid to any employee except as consistent with past practice, (f) to not undertake any material expenditures, including, without limitation, the purchase of equipment, (g) to not enter into any material long-term agreements, and (h) to not incur any material amount of additional debt. For purposes of this SECTION 7.2 only, "material" shall mean any amount greater than $25,000. Notwithstanding anything to the contrary in this Section, Messr. Rothschild, in his sole discretion, may purchase that certain Cadillac owned by PSI which he currently uses at its then book value at any time at or before the Closing.

         7.3 EXCLUSIVE NEGOTIATIONS. From the date hereof until the earlier of the Closing or the Termination Date (as defined in SECTION 10.1 below), Shareholders will negotiate exclusively with the Company for the acquisition of the Shares and will not, directly or indirectly, whether through any of Shareholders' representatives or agents or otherwise, encourage, solicit or entertain any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any non-public information to, any person concerning the sale or other disposition of the Shares or any material portion thereof, or the merger, consolidation, sale of assets or other acquisition involving PSI or any Subsidiary or any material portion thereof, and will promptly notify the Company of the substance of any inquiry or proposal concerning any such transactions which may be received.

         7.4 CORPORATE EXISTENCE, RIGHTS AND FRANCHISES. Shareholders shall cause PSI and its Subsidiaries to take all necessary actions to maintain in full force and effect their corporate existence, rights, franchises and good standing. No change shall be made to the Articles of Incorporation or Bylaws of PSI or any Subsidiary.
No additional equity of any type shall be issued by PSI after the date hereof.

         7.5 INSURANCE. Shareholders shall cause PSI and its Subsidiaries to take all necessary actions to maintain in full force all of their existing insurance policies (or replacements therefor), subject only to variations in amounts required by the ordinary operation of its business.

         7.6 RESIGNATIONS. On the Closing Date, Shareholders shall cause to be delivered to the Company duly signed resignations, effective immediately after the Closing, of all directors of PSI and of each Subsidiary, and of each officer position held by any Shareholder.

         7.7 CONSULTING. Messr. Rothschild agrees to give consideration to any request made by the Company for transition and/or on-going consulting services to PSI on mutually agreeable terms.

                                  ARTICLE VIII
                         CONDITIONS PRECEDENT TO CLOSING

         8.1 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to purchase the Shares shall be subject to the fulfillment at or prior to the Closing of all of the following, one or more of which may be waived in writing in whole or in part by the Company:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Shareholders contained in this Agreement shall be true and correct on the date hereof and as of the Closing with the same force and effect as though made at such time, except with respect to representations and warranties which, by their terms, speak as of a different time, which shall have been or will be true and correct as of that time. Shareholders shall have the right to update one or more of the disclosure schedules attached to this Agreement at any time prior to Closing. In the event that any disclosure schedule update contains information deemed materially adverse by the Company in its sole discretion, the Company may terminate this Agreement. Disclosures set forth any disclosure schedule attached hereto shall be deemed to be disclosures made for all applicable representations and warranties. Shareholders shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by Shareholders at or prior to the Closing.

         (b) REGULATORY APPROVALS. There shall have been obtained any and all permits, approvals and qualifications of, and there shall have been made or completed all filings, proceedings and waiting periods, required by any governmental body, agency or regulatory authority which, in the reasonable opinion of counsel to the parties, are required for the consummation of the transactions contemplated hereby.

         (c) NO ACTION OR PROCEEDING. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency, and no statute, rule or regulation shall have enacted or entered by a governmental body of competent jurisdiction, which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any claim have been instituted and remain pending or threatened and remain so at what would otherwise be the Closing, which would not permit the business of PSI or any Subsidiary as presently conducted to continue unimpaired in any material aspect following the Closing.

         (d) NO MATERIAL ADVERSE CHANGE. Prior to the Closing, there shall not have been any material adverse change in the business of PSI or any Subsidiary.

         (e) STOCK CERTIFICATES, STOCK LEDGER AND MINUTE BOOK. Shareholders shall have delivered to the Company the stock certificates representing the Shares, each duly executed in blank or accompanied by duly executed instruments of transfer, all remaining blank certificates, PSI's stock ledger(s), PSI's minute book(s), and all of the stock certificates, stock ledgers and minute books of each Subsidiary.

         (f) CONSENTS. Shareholders shall have obtained all necessary third party and/or governmental consents, waivers and approvals to the transaction contemplated hereunder, including, without limitation, the consent of PSI's landlord for the City of Industry, California facility.

         (g) DEBT; GUARANTEES. There shall be no agreements or instruments evidencing loans to or interest bearing indebtedness incurred by PSI or any Subsidiary other than as set forth in the Balance Sheet. There shall be no guarantees of any third party debts.

         (h) OTHER INTERESTS. The Company shall have received satisfactory documentation that all of the Other Interests have been cancelled or transferred to the Company.

         (i) DUE DILIGENCE. The Company shall have completed its due diligence investigations, and the results of such investigations shall be acceptable to the Company in its sole discretion.

         (j) BOARD APPROVAL. The Board of Directors of Summa shall have approved consummation of the transactions contemplated hereby in its sole discretion.

         (k) LEGAL OPINION. The Company shall have received opinions dated as of the Closing Date of Hahn & Hahn LLP, counsel to Shareholders and PSI, as to the matters set forth in EXHIBIT B hereto.

         (l) RESIGNATIONS. Shareholders shall have submitted their resignations as officers and directors of PSI and each Subsidiary in writing to the Company, effective as of the Closing, and each other director shall submit his or her resignation. PSI, its Subsidiaries and the Company shall not incur any cost or expense in connection with, or as a result of, the termination of employment of Shareholders, including, but not limited to, severance benefits; provided that, Mr. Rothschild shall be paid all accrued vacation by PSI prior to or at Closing.

         (m) EXECUTION. Each Shareholder (and, if applicable, their spouse as to consent) shall have executed a counterpart of this Agreement and consummated the transactions to be completed by such Shareholder pursuant to the terms of this Agreement.

         8.2 CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS. The obligations of Shareholders to sell the Shares shall be subject to the fulfillment at or prior to the Closing of all of the following, one or more of which may be waived in writing by in whole or in part by Shareholders:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing with the same force and effect as though made at such time, except with respect to representations and warranties which, by their terms, speak as of a different time, which shall have been or will be true and correct as of that time. The Company shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

         (b) REGULATORY APPROVALS. There shall have been obtained any and all permits, approvals and qualifications of, and there shall have been made or completed all filings, proceedings and waiting periods, required by any governmental body, agency or regulatory authority which, in the reasonable opinion of counsel to the parties, are required for the consummation of the transactions contemplated hereby.

         (c) NO ACTION OR PROCEEDING. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency, and no statute, rule or regulation shall have enacted or entered by a governmental body of competent jurisdiction, which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

         (d) PAYMENT OF PURCHASE PRICE. Shareholders shall have received the Purchase Price in cash.

                                   ARTICLE IX
                             COVENANT NOT TO COMPETE

         9.1 COVENANT NOT TO COMPETE. Messr. Ralph Rothschild and Mrs. Darrellyn Durham Rozsypal (as used in this ARTICLE IX, "Promissors") each severally but not jointly agree that they will not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed or connected in any manner with or by, any business or operation which engages in or competes with the manufacture and/or design and/or distribution of plastic lighting products, including without limitation, plastic lenses, refractors and reflectors, worldwide (the "Restricted Territory") for a period of five (5) years from the date hereof (the "Term"). Ownership by a Promissor of up to two percent (2%) of the securities of any publicly traded entity shall not be a violation of this
Article IX. In addition, during the Term Promissors will not, directly or indirectly, solicit any employees of PSI and/or its Subsidiaries to leave their current positions.

         9.2 CONSIDERATION. Consideration for the covenants made by Promissors in SECTION 9.1 above shall be the execution of this Agreement and the consummation of the transactions contemplated herein. Promissors acknowledge and agree that they will receive a direct, material and substantial benefit for their covenant not to compete and that such direct, material and substantial benefit is good and sufficient consideration to them for the performance of their obligations under this ARTICLE IX.

         9.3 REASONABLENESS OF COVENANT. Promissors recognize and acknowledge that the Covenant Not to Compete together with their performance thereunder is necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and to afford the Company the benefit of its bargain under this Agreement and that such covenants are reasonable in all respects.

         9.4 SEPARATE COVENANTS. The parties intend for the covenants contained in this ARTICLE IX to comply with the provisions of the laws of each state in the United States and each foreign country and to be construed as a series of separate covenants, one for each city, county, market area, business area, region or country in the Restricted Territory, for each year. Except for geographic coverage, each such covenant shall be deemed identical in terms to the covenants contained herein.

         9.5 EQUITABLE RELIEF. The parties hereto agree that the obligations contained in this ARTICLE IX are of a special and unique character which gives them a peculiar value, and that the Company may not be reasonably or adequately compensated in damages in an action at law in the event that Promissors, or either of them, breach such obligations. Promissors therefore expressly agree that the Company shall be entitled to preliminary and permanent injunctive and other equitable relief to prevent a breach of said obligations, without the necessity of posting a bond, in addition to any other rights and remedies that the Company may have.

                                    ARTICLE X
             TERMINATION OF OBLIGATIONS; NO SURVIVAL OF LIABILITIES

         10.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated by either party in writing if the Closing does not occur on or before the close of business on October 30, 2000 ("Termination Date"), and may otherwise be terminated at any time before the Closing as follows and in no other manner:

         (a) MUTUAL CONSENT. By mutual written consent of Shareholders and the Company.

         (b) CONDITIONS TO THE COMPANY'S PERFORMANCE NOT MET. By the Company in writing if any event beyond its reasonable control occurs which would render impossible the satisfaction of one or more conditions to the obligations of the Company to consummate the transaction contemplated by this Agreement as set forth in SECTION 8.1.

         (c) CONDITIONS TO SHAREHOLDERS' PERFORMANCE NOT MET. By Shareholders in writing if any event beyond its reasonable control occurs which would render impossible the satisfaction of one or more conditions to the obligation of Shareholders to consummate the transaction contemplated by this Agreement as set forth in SECTION 8.2.

         (d) BREACH OF REPRESENTATION, WARRANTY OR COVENANT. By Shareholder or the Company in writing if there has been a material misrepresentation or material breach on the part of the other party in its representations, warranties and covenants set forth herein, which, if curable, has not been cured within ten (10) business days after receipt of notice from the other party of its intention to terminate if such misrepresentation or breach continues.

         10.2 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this ARTICLE X, this Agreement shall become void and of no further force and effect, except for the provisions of (i) SECTION 6.1 relating to the obligations to keep confidential certain information and data, (ii) SECTION 12.5 relating to certain expenses, (iii) SECTION 12.6 relating to attorneys' fees and expenses, (iv) SECTIONS 4.29 and 5.4 relating to finder's fees and broker's fees, (v) SECTION
12.13 relating to jurisdiction and forum selection, and (vi) this ARTICLE X; provided, however, that if any party hereto intentionally fails to perform its obligations in this Agreement or intentionally fails to perform acts that are necessary to the fulfillment of conditions hereof or intentionally prevents the fulfillment of a condition in this Agreement, the other party may seek any available legal and equitable remedies in addition to those provided herein.

                                   ARTICLE XI
                          INDEMNIFICATION AND REMEDIES

         11.1    OBLIGATION TO INDEMNIFY.

         (a)     INDEMNIFICATION.

         (1) Shareholders, jointly and severally, agree to indemnify and hold harmless the Company, PSI, the Subsidiaries, and their directors, officers, employees, affiliates, agents and assigns (each, a "Company Party") from and against any and all damages, losses, payments and expenses (including, without limitation, attorneys' fees and costs, costs of investigation, judgments and settlement payments) of any such parties as a result of, or based upon, arising from or in connection with (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Shareholders in or pursuant to this Agreement, or (ii) the operation of the businesses of PSI and the Subsidiaries prior to the Closing Date (including, without limitation, all liability for pre-closing tax periods, including amounts not paid or provided for through estimated taxes or deposits for the partial period ending at the close of business on the day preceding the Closing Date but excluding all ordinary operating expenses of PSI and its Subsidiaries incurred in the normal course prior to the Closing Date), or (iii) any claims or demands by any governmental authority or third party arising under any Environmental Law to the extent attributable to use and/or occupancy of any premises owned or used by PSI or any Subsidiary prior to the Closing Date, or to Hazardous Substances transported by or on behalf of PSI or any Subsidiary prior to the Closing Date.

         (2) Except as provided in SECTION 11.1(a) above, the Company agrees to indemnify and hold harmless the Shareholders and their successors, heirs and assigns (each, a "Shareholder Party") from and against any and all damages, losses, payments and expenses (including, without limitation, attorneys' fees and costs, costs of investigation, judgments and settlement payments) of any such parties as a result of, or based upon, arising from or in connection with
(i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Company in or pursuant to this Agreement, or (ii) the operation of the businesses of PSI and the Subsidiaries after the Closing Date.

         (b) WAIVER OF CERTAIN INDEMNIFICATION. Shareholders agrees that, from and after the Closing, they shall waive any and all rights that they may have for indemnification or advancement of expenses by PSI and the Subsidiaries (or the Company as successor in interest) under any law, the Articles of Incorporation, Bylaws or any agreement with PSI or any Subsidiary.

         11.2    CERTAIN INDEMNIFICATION PROCEDURES.

         (a) NOTICE OF CLAIM. If and whenever a party to this Agreement (the "Indemnified Party") shall claim indemnification under SECTION 11.1, such party shall send written notice of the same to the other parties (the "Indemnifying Parties") at such persons' address set forth in SECTION 12.2 below (a "Notice of Claim"). A Notice of Claim hereunder (which in the case of third party claims shall be delivered within a reasonable time after the Indemnified Party receives actual written notice of such third party claim) shall state the basis for such claim supported by relevant information and documentation with respect thereto and the total amount claimed, and if such claim is based upon an action, proceeding or claim by a third party, offer the Indemnifying Parties the right to participate in (but not control) the defense of such action, proceeding or claim at the Indemnifying Parties' own expense insofar as such action, proceeding or claim is the basis on which indemnity is sought.

         (b) CLAIM RESPONSE. Within twenty (20) days after receipt of a Notice of Claim, the Indemnifying Parties shall give written notice to the Indemnified Party as to whether they object to or acquiesces in the claim, in whole or in part (the "Claim Response"). If the Indemnifying Parties acquiesces to the claim, in whole or in part, they shall state their acquiescence, or the extent thereof, in the Claim Response and shall pay the claim in whole, or that part to which they acquiesce, within such twenty (20) day period. If the Indemnifying Parties objects to the claim, in whole or in part, within such twenty (20) day period, their Claim Response shall set forth with reasonable particularity the grounds, amount of, and basis upon which the claim is disputed. If the Indemnifying Parties fail to object to the claim, in whole or in part, within twenty (20) days after receipt of the Notice of Claim, they shall pay the same in whole, or that portion of the claim to which they failed to object, within ten (10) days after the expiration of such twenty (20) day period.

         (c) MEET AND CONFER. In the event the Indemnifying Parties disputes the whole or a portion of a claim as set forth in this SECTION 11.2, the Indemnifying and Indemnified Parties shall meet within twenty (20) days of the Indemnifying Parties' delivery of the Claim Response and attempt in good faith to resolve the dispute without third party intervention. The parties shall have ten (10) days in which to resolve their dispute. If the parties cannot resolve their dispute within such ten (10) day period, then the dispute may be submitted to binding arbitration only by mutual agreement.

         11.3 ADJUSTMENT TO PURCHASE PRICE. Any indemnification received under this ARTICLE XI shall be, to the extent permitted by law, an adjustment to the Purchase Price.

         11.4 OFFSETS FOR INSURANCE, ETC. The amount of any and all damages for which indemnification is provided pursuant to this Article XI shall be net of any amounts actually received by the Indemnified Party under insurance policies or from Third Party Contributors (as hereinafter defined) with respect to such damages. In the event that any claim for indemnification asserted under this Article XI is, or may be, the subject of the Indemnified Party's insurance coverages or other right of the Indemnified Party to indemnification or contribution from any third party (a "Third Party Contributor"), the Indemnified Party agrees to timely notify the insurance carrier of any such claim, and shall also timely notify any potential Third Party Contributor. Each Indemnified Party agrees to pursue and cooperate, at the sole cost of the Indemnifying Parties, such claims diligently and to reasonably cooperate, at the sole cost of the Indemnifying Parties, with any claim the Indemnifying Parties may have against any insurance carrier or contribution from any Third Party Contributor, and to make no claim for indemnification under this Article XI for a period of 60 days after making a claim for such insurance or contribution (unless the time for making a claim under SECTION 11.6 expires before the end of the 60-day period). If insurance coverage or contribution is denied in whole or part, or if no resolution of an insurance or contribution claim is shall have occurred within such 60 days, the Indemnified Party may proceed for indemnification under this
Article XI. Upon full payment of the claim by the Indemnifying Parties, the Indemnifying Parties shall be subrogated to the rights of the Indemnified Party against such insurance carrier or Third Party Contributor.

         11.5 LIMITATIONS ON INDEMNIFICATION. The Indemnified Party shall have no right to recover based upon claims for indemnification made under this
Article XI unless and until the aggregate losses attributable to such claims exceed $50,000.00 (the "Floor") (other than claims based solely on fraud for which the Floor shall not apply); provided that, once such aggregate claims exceed the Floor, the Indemnified Party shall recover for the entire amount of all such claims subject (notwithstanding anything in this Agreement to the contrary) only to a maximum aggregate recovery from the Indemnifying Parties equal to $500,000.00 (the "Ceiling") (other than claims based solely on fraud for which the Ceiling shall not apply).

         11.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of the investigations, if any, made by any party prior to the Closing, the representations and warranties and covenants contained in this Agreement are made as of the date hereof and as of the Closing Date and shall survive the Closing for the following periods: (a) two (2) years for all claims other than those based in subsections (b) and (c) and (d) of this SECTION 11.6; (b) five
(5) years for all claims made under ARTICLE IX; (c) the shorter of indefinitely or the applicable statute of limitations for claims made under Sections 4.1 through 4.6, 4.12, 4.29, 6.1 and claims for fraud, claims for breach of contract (solely for failure to consummate the transactions contemplated hereby within the time periods set forth herein and after all conditions to closing in ARTICLE VIII above have been satisfied or waived), and (d) the shorter of three (3) years or the applicable statute of limitations for claims made under Sections
4.20 and 4.21; provided that, a representation or warranty related to any claim asserted pursuant to ARTICLE XI within the applicable time period set forth in this Section shall survive as to such claim until resolved. The rights of indemnification set forth in this ARTICLE XI shall be the sole and exclusive remedy under this Agreement.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 BEST EFFORTS; FURTHER ASSURANCES. Both before and after the Closing, each party will use its reasonable best efforts to cause all conditions to its obligations under this Agreement to be timely satisfied and to perform and fulfill all covenants and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transaction contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as may be reasonably necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

         12.2 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

         (i)     if to the Company:

         Summa Industries
         21250 Hawthorne Blvd., Suite 500
         Torrance, CA 90503
         FAX: (310) 792-7079
         Attention:  James R. Swartwout

         (ii)    if to Shareholders:

         The Ljubo and Darrellyn Rozsypal

         Family Trust U/D/T March 31, 1999
         Mr. Ralph Rothschild
         Mrs. Darrellyn Durham Rozsypal
         c/o Hahn & Hahn LLP
         301 E. Colorado Boulevard
         Ninth Floor
         Pasadena, California 91101-1977
         Attn:  George R. Baffa, Esq. and John Oehmke, Esq.

         12.3 ASSIGNMENT. This Agreement and the rights and obligations hereunder shall be binding upon each party hereto and shall inure to the benefit of and be binding upon each party's successors, heirs and permitted assigns prior to the Closing. Following the Closing, this Agreement and the rights and obligations hereunder may not be assigned nor transferred (including transfers by operation of law) by Shareholders without the prior written consent of the Company in its sole and absolute discretion other than transfers caused by the death of a Shareholder. In the event the Company assigns its interests in this Agreement, it shall not be relieved of its obligations under this Agreement.

         12.4 NO THIRD-PARTY BENEFICIARIES. Except as provided in ARTICLE XI as to Company Parties and Shareholder Parties, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         12.5 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

         12.6 ATTORNEYS' FEES. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it (including indemnity claims), the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorneys' fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

         12.7 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

         12.8 INTERPRETATION; EXHIBITS AND SCHEDULES. The headings contained in this Agreement, in any Exhibit or Schedule hereto, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. This Agreement shall not be interpreted against any party hereto as the drafter of the Agreement.

         12.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         12.10 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto and the Secrecy AgreemenT contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings relating to the subject matter hereof.

         12.11 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or the portion, if any, of such provision that may be enforceable.

         12.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         12.13 CONSENT TO JURISDICTION: FORUM SELECTION. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the Federal or state courts located in the County of Los Angeles, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the Federal and state courts located in the County of Los Angeles, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in SECTION 12.2 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

         12.14 TIME OF THE ESSENCE. Time is of the essence of each section of this Agreement.

                     [remainder of page intentionally blank]

         IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have each caused this Agreement to be duly executed as of the date first above written.


"THE COMPANY"                                        "SHAREHOLDERS"

SUMMA INDUSTRIES,                                    The Ljubo and Darrellyn Rozsypal
a Delaware corporation                               Family Trust U/D/T March 31, 1999

                                                     By:  /s/ Darrellyn Durham Rozsypal
                                                          -----------------------------------
                                                           Darrellyn Durham Rozsypal, Trustee
By: /s/ James R. Swartwout
    -----------------------------
    James R. Swartwout, President
                                                     The Ralph Rothschild Family Trust
                                                     Dated August 4, 1999

                                                     By:  /s/ Ralph Rothschild
                                                          ----------------------------
                                                          Ralph Rothschild, Trustee


                                                       /s/ Ralph Rothschild
                                                      -----------------------------------
                                                      Mr. Ralph Rothschild, an individual


                                                       /s/ Darrellyn Durham Rozsypal
                                                      ----------------------------------------
                                                      Darrellyn Durham Rozsypal, an individual



CONSENT OF SPOUSE

I hereby acknowledge that I have read the foregoing Agreement in its entirety and fully understand the terms and effects thereof, after having consulted with my independent legal counsel and my other advisors to the extent I deemed necessary. I acknowledge that I am not an intended beneficiary of the Agreement, except that I agree to be bound by the Agreement and to consummate the transactions set forth therein per the terms of SECTION 12.3 if necessary. Effective at Closing, I waive for all time any and all rights I may have in and to the Shares and any other interests in PSI, including without limitation any and all rights to receive consideration in any form from the Company and/or PSI. I agree that my sole recourse, if any, will be against my Shareholder spouse.


  /s/ Kathleen Rothschild
------------------------------
Mrs. Ralph Rothschild

                                   SCHEDULES

4.2(b)   Organization of Subsidiaries

4.3      Ownership of Shares and Other Interests

4.6(b)   Authorized Capital of Subsidiaries

4.7      No Other Equity Interests

4.8      No Breach or Default; Consents and Approvals

4.9      Permits

4.10     Financial Statements; Undisclosed Liabilities

4.11     Absence of Certain Changes or Events

4.12     Taxes

4.13     Assets Other than Real Property

4.14     Real Property

4.15     Intellectual Property

4.16     Contracts

4.17     Accounts Receivable

4.18     Inventories

4.19     Litigation

4.20     Environmental Matters

4.21     Compliance with Laws

4.22     Insurance

4.23     Employee and Labor Matters

4.24     ERISA Plan

4.25     Warranties; Product Returns

                                   EXHIBITS

A.       The Shareholders

B.       Form of Legal Opinion